Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

January 7, 2022

Peraso Inc. 2309 Bering Dr. San Jose, California 95131

Re:	Peraso Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Peraso Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s registration statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 3,106,937 shares (the “2019 Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Amended and Restated Peraso Inc. 2019 Stock Incentive Plan (the “2019 Plan”) and (ii) 1,343,063 shares (the “2009 Shares” and, together with the 2019 Shares, the “Shares”) of Common Stock issuable pursuant to the Peraso Technologies Inc. 2009 Share Option Plan, as amended (the “2009 Plan” and, together with the 2019 Plan, the “Plans”).

For purposes of rendering this opinion, we have examined the Plans, the Registration Statement, the Certificate of Incorporation and the Bylaws of the Company, as amended or restated, the proceedings and other actions of the Company that provide for the issuance of the Shares, and such other documents and matters as we have deemed necessary for purposes of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons who have executed documents examined by us, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. In rendering the opinion set forth below, we have assumed that certificates evidencing the Shares, if any, will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate for the Common Stock. In addition, we have assumed that the resolutions of the Company’s board of directors or its applicable committee authorizing the Company to issue and deliver the Shares will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

437 Madison Avenue, 25th Floor, New York, New York 10022 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

Peraso Inc. January 7, 2022 Page 2

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable.

This opinion is opining upon and is limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Mitchell Silberberg & Knupp LLP

Mitchell Silberberg & Knupp LLP